Exhibit 10.2

April 28, 2014

Short Term Transfer Agreement Letter

Thomas Muench
c/o Coty SAS
Paris
France

Dear Thomas,

This letter is to confirm your promotion to Senior Vice President, Corporate Controller reporting to Patrice de Talhouet, Chief Financial Officer. To begin your new role you will serve a short-term assignment in New York. The purpose of this letter is to detail the terms of your assignment. You will continue to be employed with Coty SAS and during this assignment you will be seconded to Coty Inc. in the US. For the duration of your assignment, your employment contract will consider the following points. All elements specific to your being based in the USA on a short term assignment will cease automatically when your assignment ends.

Effective Date
We anticipate your assignment will start on or around June 1, 2014. You will fully transition to your new role by July 1, 2014 and complete your relocation by September 1, 2014. We anticipate your assignment to be 24 months, subject to change at the Company’s request but not exceeding 36 months.

Location
You will be located in our office in the USA, located at Empire State Building, 350, 5th Avenue, New York, USA.

Annual Base Salary
As of the Effective Date, you shall receive an annual gross base salary of €255,000 payable in 12 installments according to your home location payroll practices.
Your next salary review will occur with the 2015 cycle as defined by the Company.

Annual Bonus
In addition to the annual base salary, you shall continue to participate in the Coty Inc. Annual Performance Plan (APP) with an annual target award of 40% of your annual base salary. Please refer to the APP brochure for more details. Your participation is subject to the terms of the APP.

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Cost of living allowance
Within the frame of the International Transfer Policy (ITP) for short term transfers, a cost of living allowance is calculated based on the differential cost of living index between the home and the host countries paid on a monthly basis through your home country payroll and pro-rated on the effective presence in the host country. The aim of this allowance is to maintain the same standard of living you are used to in your home country, in the host country.
As the current cost of living index provided by our preferred external consultant is lower in NYC, US than the one in Paris, France, your standard of living is de facto maintained and you do not currently qualify for such allowance.
We will revisit the situation on a quarterly basis and implement a cost of living allowance, should the cost of living index change significantly over time.
The cost of living allowance is in lieu of submitting actual expenses for reimbursement. It is not paid if you stay in a hotel, even during the temporary period, as reasonable documented costs for daily expenses will be claimed on a separate expense report. It is not paid during business travel and visits to the home country or other locations (business travel expenses should be reimbursed on a normal business expense report and are paid in lieu of the cost of living allowance).

Employee Benefits
You will continue to contribute to French social security and benefit plans and French income social and tax withholdings will continue. You will also continue to be covered via your French health insurance scheme while on your short-term assignment in the USA for your family.
The Company will in addition pay for a medical insurance valid in the US for the duration of your assignment for you and your family. Detailed information describing this insurance will be provided to you by the Human Resources Department before your assignment.

Vacation
Your annual vacation entitlement will continue to be governed by your home country vacation policy and will continue to be the amount you are entitled to prior to your assignment. During your assignment you will observe US holidays.

Relocation Services
Consistent with the International Transfer Policy for short-term transfers, the Company will offer the following relocation services:
•Relocation Allowance: The Company shall pay you through your home country payroll, upon your departure, an allowance equal to one month of your base salary, i.e., €21,250 subject to all applicable taxes and withholdings. The purpose of this allowance is to fully compensate all issues or concerns not otherwise dealt with this offer.
•Shipment of Household Goods: The Company will pay all reasonable costs of relocating your and your family’s household goods from Paris, France to NYC, US using the most cost efficient mode available. We ask you to contact at least three different shipping companies before your move and to submit their quotes to the HR Department in the US for a final decision.
•Home Leave: In addition to the inbound and outbound tickets for you and your family, the Company will provide you, your spouse and child, with 1 roundtrip ticket every 6 months between NYC, US and Paris, France based on the Coty Travel & Entertainment (T&E) policy, for the duration of your assignment in NYC.

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•Host country housing: The Company will either provide you with a furnished accommodation inclusive of utilities, in the area of NYC, with a maximum monthly rental cost of 10,000 USD or the Company shall reimburse you for a furnished accommodation up to 10,000 USD net per month inclusive of related utilities. The Company will provide standard assistance with the local relocation agency for home search. The Company will also reimburse you for the standard agency fees associated with securing an accommodation in the US. Reimbursement will be made via an expense report with appropriate receipts.
•Education: Should your child not be able to attend a government-provided school provided in your child’s native language at the host location comparable to the one available in the area of France, and should you elect to register your child in a targeted school identified by the Company for your child as per the qualifying criteria described in the International Transfer Policy for permanent transfers regarding the Education support, the Company shall pay the tuition fees for the duration of your assignment in the US. Please refer to the ITP for permanent transfers on the Education support for further details.
•Local transportation: You will no longer be eligible to a company car in France and you shall return your car no later than September 1, 2014. Upon restitution of the car in France, the Company will pay for one standard lease car for the duration of your assignment in the US, estimated at 1,200 USD net per month, inclusive of car and personal insurances, standard mileage and GPS; gas and tolls will be reimbursed separately, as defined in the T&E policy.
•Lunch Allowance: During your assignment, you will not be eligible to luncheon vouchers usually offered to French employees. This has been reflected in the adjusted annual base salary.
•Work papers and visa: the Company will pay the expense associated with securing the appropriate visa documents and work papers for you as well as visa documents for your family.

Tax Assistance
You are personally responsible for the taxes (mandatory or hypothetical) associated with your Coty income, and expressly exempt the Company and any related companies from any tax or related claims that may arise in France or in the USA. If necessary, the Company will make available to you, and pay the expense of a tax consultant (currently PricewaterhouseCoopers / PwC) should tax return preparation assistance be needed in the host location. You explicitly authorize the Company to withhold the necessary taxes due considering that any additional income tax (in excess of a hypothetical or mandatory home country tax) due on your Coty source income and the allowances paid to you by the company as a result of your short-term assignment will be borne by the Company.

Governance of Terms of Employment
The terms of your employment shall be governed by the labor laws applying in France, except that the APP shall be governed by the laws of the State of New York and the United States of America.

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Within 6 months to the assignment end date, the Company will initiate a discussion to identify your next assignment which will bring you back to Europe in a similar role.

I look forward to receiving your formal acceptance of our offer by signature on the copy of this letter by May 5, 2014.

With regards,

/S/GERAUD-MARIE LACASSAGNE	/s/s/THOMAS MUENCH
Géraud-Marie Lacassagne	Accepted:Thomas Muench
Vice President Human Resources	Date: 05.05.2014

Cc: Patrice de Talhouet
John Annunziata
    Anne Simorre
Hélène Sallé

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